UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 23, 2006

CHANNELL COMMERCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28582	95-2453261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26040 Ynez Road, Temecula, California		92591
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (951) 719-2600

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends and restates the Current Report on Form 8-K filed by Channell Commercial Corporation (the “Company”) with the Securities and Exchange Commission on March 29, 2006 reporting a change in the Company’s certifying accountant.

Item 4.01.                                          Changes in Registrant’s Certifying Accountant.

Grant Thornton LLP (“GT”) declined to stand for reelection to serve as the Company’s independent registered public accounting firm, and the Company appointed Deloitte & Touche LLP (“D&T”) to serve as the Company’s independent registered public accounting firm for fiscal year 2006. On March 23, 2006, the Board of Directors of the Company approved the foregoing change in accountants; such change was recommended to the Board of Directors by the Company’s Audit Committee. GT’s termination as the Company’s independent registered public accounting firm was effective on April 17, 2006, following the completion of the Company’s audit for fiscal year 2005.

The reports of GT on the financial statements of the Company for the past two years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the interim period preceding the effective date of GT’s termination there were no disagreements with GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GT, would have caused GT to make reference to the subject matter of the disagreements in connection with its reports.

As previously reported by the Company in Part II, Item 9A (Controls and Procedures) of its Form 10-K/A filed on November 21, 2005 (the “2004 10-K”), Part I, Item 4 (Controls and Procedures) of its Form 10-Q filed on August 15, 2005 (the “2nd Quarter 10-Q”), Part I, Item 4 (Controls and Procedures) of its Form 10-Q filed on November 21, 2005 (the “3rd Quarter 10-Q”) and Part II, Item 9A (Controls and Procedures) of its Form 10-K filed on April 17, 2006 (the “2005 10-K”) the Company has identified the following control deficiencies that represent material weaknesses in the Company’s internal control over financial reporting. The Company did not maintain effective controls over the accuracy of its accounting for income taxes and the determination of income taxes payable, deferred income tax assets and liabilities and the related income tax provisions, and such deficiencies resulted in the restatements to the Company’s 2002, 2003 and 2004 annual consolidated financial statements to correct deferred taxes and tax provisions. In addition, due to the limited tenure of the Company’s domestic and Australian accounting staff, for 2005, additional reconciliations and post closing adjustments were necessary to properly account for certain items of income and expense that the staff was not fully aware of. The most significant manifestations of this material weakness in financial reporting involved the accounting of the Company’s domestic worker’s compensation liability as well as the Company’s domestic unvouchered accounts payable balance. Accordingly, management has determined that these control deficiencies constitute a material weakness. The Company also identified material weaknesses in the revenue and purchasing cycles at its Australian subsidiary, Bushman Tanks. The Company’s audit committee has discussed all of the foregoing material weaknesses with GT. The Company has implemented and continues to implement enhancements and changes to its internal controls over financial reporting to remediate the material weaknesses described above. The information contained in Part II, Item 9A of the 2004 10-K, Part I, Item 4 of the 2nd Quarter 10-Q, Part I, Item 4 of the 3rd Quarter 10-Q and Part II, Item 9A of the 2005 10-K is hereby incorporated by reference.

Except for the material weaknesses described above, there were no reportable events under Item 304(a)(v) of Regulation S-K that occurred within the Company’s two most recent fiscal years and the interim period preceding the effective date of GT’s termination. The Company has authorized GT to respond fully to the inquiries of D&T concerning the subject matter of the reportable events described above.

The Company provided GT with a copy of the above disclosures and attached as Exhibit 16.1 hereto is a copy of GT’s letter, dated April 18, 2006, stating whether or not it agrees with such disclosures.

On March 29, 2006, the Company engaged D&T to review the Company’s financial statements for the quarters of 2006 and to perform the audit of the Company’s financial statements for the 2006 fiscal year. During the Company’s two most recent fiscal years and during the interim period prior to March 29, 2006, the Company has not consulted D&T on: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) on any matter that was the subject of a disagreement or a “reportable event” (as defined in Item 304(a)(i) of Regulation S-K).

Item 9.01.                                                                  Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description

Exhibit 16.1	Letter, dated April 18, 2006, from Grant Thornton LLP stating whether or not it agrees with the disclosures contained in this Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANNELL COMMERCIAL CORPORATION
(Registrant)

Date: April 19, 2006

/s/ Jerry Collazo
Jerry Collazo
Chief Financial Officer
(Duly authorized officer of the Registrant)